Exhibit 99
For Immediate Release
ValueVision Redeems Outstanding 12% Series B Preferred
Stock With Proceeds From Common Stock Offering
Redemption Eliminates $17.5 Million in Future Dividend Payments
Offering Provides $8.3 Million in Additional Working Capital
MINNEAPOLIS, MN — April 6, 2011 — ValueVision Media, Inc. (NASDAQ: VVTV), a premium interactive retailer via TV, Internet and mobile operating under the “ShopNBC” brand, announced today that it has redeemed all of its outstanding 12% Series B Redeemable Preferred Stock for $40.9 million and has paid all accrued Series B Preferred dividends, amounting to $6.4 million. The preferred stock was held by GE Capital Equity Investments, Inc.
The preferred stock redemption eliminates $17.5 million in future dividend payments. The redemption was funded by proceeds from the recent sale of 9,487,500 shares of common stock at $6.25 per share (including full exercise of the over-allotment option). Net proceeds from the offering, after commissions and offering expenses, were $55.6 million. Additionally, $8.3 million of the offering proceeds are available to ValueVision for working capital and general corporate purposes.
As a result of the preferred stock redemption, ValueVision will incur a one-time, non-cash charge of $24.5 million in Q1 2011, representing accelerated amortization of the preferred stock discount. This expense would otherwise have been realized over the remaining term of the preferred stock, which was required to be redeemed in February 2013 (30%) and February 2014 (70%).
Keith Stewart, CEO of ValueVision Media, commented, “The recent stock offering achieved several important objectives that support our growth goals. We strengthened our balance sheet and financial flexibility by removing the high cost Series B Preferred from our capital structure, thereby eliminating $17.5 million in future dividend payments. We also expanded our investment community visibility and base of shareholders, supporting the long-term liquidity of our shares.”
Bill McGrath, CFO of ValueVision Media, added, “A major driver in our decision to redeem the preferred at this time was to eliminate the cash sweep covenant requiring excess cash balances be used to pay down preferred obligations. The elimination of the sweep provides us with greater financial control and flexibility to invest future cash flows to support our growth.”
As contemplated in the company’s March 30, 2011 offering prospectus, ValueVision clarified that Mr. Stewart may sell up to, but no more than, 500,000 shares of common stock within the next 90 days. Mr. Stewart has beneficial ownership of 1,881,155 shares of common stock, 1,000,000 stock options (583,333 of which are currently vested) and 72,545 restricted stock units (vests 50% over two years) representing a total of 2,953,700 million common share or share equivalents. His contemplated sales represent up to 16.9% of his total holdings and are being pursued principally for the repayment of borrowings that funded his open market purchases of ValueVision stock in 2009.

About ValueVision Media/ShopNBC
 ValueVision Media, Inc. (NASDAQ: VVTV) is a premium interactive retailer bringing high-quality merchandise to customers via TV, Internet and mobile, under the “ShopNBC” brand. At the end of fiscal year 2010, the ShopNBC television network reached over 78 million homes via cable and satellite and is streamed live at www.ShopNBC.com. Over 1.1 million active customers have utilized ShopNBC in the categories of Home & Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches, yielding 2010 revenues in excess of $560 million (over $230 million or 41.2% of which are Internet-based). Via the Company’s “ShopNBC Anywhere” initiative, customers can interact and shop via TV, phone, mobile devices and online at www.ShopNBC.com and via Facebook, Twitter and YouTube.
Forward-Looking Information
 This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations regarding the completion and anticipated proceeds of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the Company’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Contact Information:

Investor/Media Relations Anthony Giombetti agiombetti@shopnbc.com 612-308-1190	Investor Relations Norberto Aja, David Collins vvtv@jcir.com 212-835-8500